--------                                        -----------------------------
 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ardsley Advisory Partners
- ---------------------------------------------------
   (Last)         (First)           (Middle)

   262 Harbor Drive
- ----------------------------------------------------
                  (Street)

   Stamford           CT             06902
- ----------------------------------------------------
   (City)         (State)            (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    OM Group Inc. (OMG)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   12/06/02
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year) 12/06/02
- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of    2. Trans-   2A. Deemed      3. Trans-   4. Securities  Acquired
   Security       action       Execution      action      (A) or Disposed of (D)
   (Instr. 3)     Date         Date, if       Code        (Instr. 3, 4 and 5)
                  (Month/      any (Month/    (Instr. 8)  ----------------------
                  Day/         Day/           ----------  Amount  (A) or Price
                  Year)        Year)          Code   V            (D)


----------------------------------------------------------------------------
----------------------------------------------------------------------------
OM Group Inc., Common Stock,
$0.01 par value
per share
("Common Stock")  12/06/02                  S         75,000    D     $7.285
----------------------------------------------------------------------------

----------------------------------------------------------------------------

5. Amount  of     6.  Ownership        7.  Nature  of
   Securities         Form:  Direct        Indirect
   Beneficially       (D) or Indirect      Beneficial
   Owned  following   (I) (Instr.  4)      Ownership
   Reported                                (Instr. 4)
   Transactions
   (Instr. 3
     and 4)
-----------------------------------------------------------------------------
   2,800,000            I(1)(2)                (1)(2)
-----------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  SEE
Instruction 4(b)(v).


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------
1. Title of Derivative  2. Conver-  3. Transac-  4. Transac-  5. Number of
   Security (Instr. 3)     sion or     tion Date    tion Code    Derivative
                           Exercise    (Month/      (Instr. 8)   Securities
                           Price of     Day/      ------------   Acquired (A)
                           Deriv-       Year)       Code  V      or Disposed
                           ative                                 of (D) (Instr.
                           Security                              3, 4, and 5)
                                                                -------------
                                                                 (A) (D)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
6. Date  Exer-         7.  Title  and  Amount      8.  Price of
   cisable  and            of Underlying               Derivative
   Expiration Date         Securities                  Security
   (Month/Day/            (Instr. 3 and 4)             (Instr. 5)
   Year)               -------------------
-----------------            Amount or
Date     Expira-      Title  Number of
Exer-    tion                Shares
cisable  Date
----------------------------------------------------------------------------
                                                                     Page 3 of 6

----------------------------------------------------------------------------
9. Number of        10. Ownership       11. Nature of
   Derivative           Form of             Indirect
   Securities           Derivative          Beneficial
   Beneficially         Security:           Ownership
   Owned at             Direct (D) or       (Instr. 4)
   End of Month         Indirect (I)
   (Instr. 4)           (Instr. 4)
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------


Explanation of Responses

(1) The shares of Common Stock to which this note relates are held directly by Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), as to 775,000 shares; Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), as to 725,000 shares; Ardsley Partners Fund I, L.P., a Delaware limited partnership ("Ardsley Fund I"), as to 425,000 shares; Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, ("Ardsley Institutional"), as to 425,000 shares; and Augusta Partners L.P. a Delaware limited partnership ("Augusta"), as to 450,000 shares.

(2) Ardsley Advisory Partners serves as investment manager to, and has investment discretion over the securities held by Ardsley Offshore. Ardsley Advisory Partners also serves a non-managing member of Augusta Management L.L.C., the investment advisor to Augusta and has investment discretion over the securities held by Augusta. Ardsley Partners I serves as the general partner of, and has investment discretion over the securities held by Ardsley Fund II, Ardsley Fund I and Ardsley Institutional. Ardsley Partners I also serves as the general partner of Ardsley Advisory Partners. Philip J. Hempleman, is the managing partner of Ardsley Advisory Partners and the General Partner of Ardsley Partners
        I. Ardsley Advisory Partners, Ardsley Partners I and Philip J. Hempleman each disclaim any beneficial ownership of any of the Issuer's securities to which this Form 4 relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to such securities representing in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2).

* If the form is  filed  by more  than one  reporting  person,  SEE
Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

ARDSLEY ADVISORY PARTNERS

                                   /s/ Philip J. Hempleman              01/16/03
                                   ---------------------------------    --------
                                   Name: Philip J. Hempleman              Date
                                   Title: Managing Partner
                                   **Signature of Reporting Person

                             Joint Filer Information

Name:  Ardsley Offshore Fund Ltd.
Address:  Romasaco Place, Wickhams Cay I, Roadtown Tortola,
          British Virgin Islands
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Offshore Fund, Ltd.

                  By: Neil Glass, its Vice President and Administrative Manager
                  By:    /s/ Neil Glass
                  -----------------------------------------------------------
                  Name: Neil Glass
                  Title: Vice President and Administrative Manager


Name:  Ardsley Partners Fund II, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Fund II, L.P.

                  By: Ardsley Partners I, its general partner
                  By:   /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman
                  Title: General Partner


Name:  Ardsley Partners Fund I, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Fund I, L.P.

                  By: Ardsley Partners I, its general partner
                  By:    /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman
                  Title: General Partner

Name: Ardsley Partners Institutional Fund, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Institutional Fund, L.P.

                  By: Ardsley Partners I, its general partner
                  By:    /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman
                  Title: General Partner


Name: Augusta Partners L.P.
Address:   622 Third Avenue, New York, New York 10017
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Augusta Partners L.P.

                  By: Howard Singer, its general partner
                  By:    /s/ Howard Singer
                  -----------------------------------------------------------
                  Name: Howard Singer
                  Title: General Partner


Name:  Ardsley Partners I
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners I

                  By:    /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman
                  Title: General Partner


Name: Philip J. Hempleman
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature:         /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman